Exhibit 99.2

Consent of Merrill Lynch

We hereby consent to the use of our opinion letter dated January 24, 2006 to the Board of Directors of Accent Optical Technologies, Inc. included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Alloy Merger Corporation, a wholly-owned subsidiary of Nanometrics Incorporated, with and into Accent Optical Technologies, Inc. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary – Opinion of Accent Optical Financial Advisor” and “The Merger – Opinion of Accent Optical’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/S/ DAVID M. KING

April 5, 2006